FOR IMMEDIATE RELEASE
CONTACT:                 Paul D. Geraghty, President and CEO
PHONE:                      215-513-2391

HARLEYSVILLE NATIONAL CORPORATION ANNOUNCES MERGER APPROVAL BY EAST PENN FINANCIAL CORPORATION SHAREHOLDERS

HARLEYSVILLE, PA (November 5, 2007) - Harleysville National Corporation (NASDAQ: HNBC), today announced shareholder approval of the previously-announced merger transaction in which Harleysville National Corporation will acquire East Penn Financial Corporation. The special meeting of shareholders of East Penn Financial Corporation was held on November 1, 2007, at Allen Organ Company, 3370 Route 100, Macungie, PA.  The East Penn Financial Corporation shareholders approved and adopted the Agreement and Plan of Merger dated as of May 15, 2007, as amended August 29, 2007, between Harleysville National Corporation and East Penn Financial Corporation, which provides, among other things for the merger of East Penn Financial Corporation with and into a wholly owned subsidiary of Harleysville National Corporation, and the conversion of each share of East Penn Financial Corporation common stock outstanding immediately prior to the merger into cash or shares of Harleysville National Corporation common stock with cash in lieu of fractional shares.

Harleysville National Corporation has received all necessary regulatory approvals for completion of the merger, subject only to receiving final clearance from the Office of the Comptroller of the Currency to consummate the merger of East Penn Financial Corporation’s wholly owned bank subsidiary, East Penn Bank, with and into Harleysville National Corporation’s wholly owned national bank subsidiary, Harleysville National Bank and Trust Company.  The merger is currently expected to be effective on or about November 16, 2007.

East Penn Financial Corporation, with assets of $440.4 million, is a locally owned and managed bank holding company, headquartered in Emmaus, Pennsylvania.  Its principal banking subsidiary is East Penn Bank, a community bank that has been serving the Lehigh Valley through its nine branch locations.  East Penn Financial’s stock is traded on the NASDAQ Capital Market under the symbol “EPEN.”  Additional information about East Penn Financial is available at www.eastpennbank.com.

Harleysville National Corporation, with assets of $3.4 billion, is the holding company for Harleysville National Bank (HNB).  Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management of $3.3 billion.  Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted on the NASDAQ Global Select Market®. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.